EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of CorVel Corporation (the“Company”) pertaining to the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), of our report dated June 14, 2007, relating to the Company’s consolidated financial statements, the financial statement schedule and internal controls, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

/s/ Haskell & White LLP
HASKELL & WHITE LLP
Irvine, California
July 5, 2007